                                                                    Exhibit 99.2



                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429


                                    FORM F-4


                    QUARTERLY REPORT UNDER SECTION 13 OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal quarter ended March 31, 1997
                     F.D.I.C. Insurance Certificate No.23290

                              MEDFORD SAVINGS BANK
                (Exact name of bank as specified in its charter)

                                  MASSACHUSETTS
         (State or other jurisdiction of incorporation or organization)

                                   04-1609330
                      (IRS Employer Identification Number)


                     29 HIGH STREET, MEDFORD, MASSACHUSETTS
                     (Address of principal executive office)

                                      02155
                                   (Zip Code)

                                 (617) 395-7700
                 (Bank's telephone number, including area code)

                                       N/A
         (Former name, former address and former fiscal year if changed since last report)

         Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                            YES    X                 NO
         The number of shares outstanding of the Bank's common stock as of May 9, 1997 - 4,539,648

                                               TABLE OF CONTENTS



ITEM 1  -  FINANCIAL STATEMENTS                                                                           PAGE

                      Consolidated Balance Sheets............................................................1

                      Consolidated Statements of Income ...................................................2-3

                      Consolidated Statements of Changes in Stockholders' Equity ............................4

                      Consolidated Statements of Cash Flows................................................5-6

                      Notes to Consolidated Financial Statements.............................................7




ITEM 2  -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS

                      General Financial Condition.........................................................8-15

                      Results of Operations..............................................................16-18

                      Liquidity and Capital Resources....................................................19-20

                      Asset and Liability Management........................................................21

                      Impact of Inflation...................................................................21

                      Signatures........................................................................... 22

                                              MEDFORD SAVINGS BANK
                                          CONSOLIDATED BALANCE SHEETS

                                                                                 March 31,           Dec. 31,
                                                                                   1997                1996
                                                                               --------------------------------
                                                                                        (In thousands)
ASSETS
  Cash and due from banks                                                      $    10,015         $    11,900
  Short-term investments                                                             2,616               4,529
                                                                               -----------         -----------

    Cash and cash equivalents                                                       12,631              16,429
                                                                               -----------         -----------

  Investment securities                                                            439,867             424,966

  Loans                                                                            570,589             568,086
    Less allowance for loan losses                                                  (6,942)             (7,231)
                                                                               -----------         -----------
      Loans, net                                                                   563,647             560,855
                                                                               -----------         -----------

  Foreclosed real estate, net                                                          356                 276
  Banking premises and equipment, net                                               10,829              10,896
  Accrued interest receivable                                                        9,485               9,291
  Other assets                                                                      17,260              16,385
                                                                               -----------         -----------

TOTAL ASSETS                                                                   $ 1,054,075         $ 1,039,098
                                                                               ===========         ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits                                                                     $   798,815         $   792,141
  Short-term borrowings                                                             63,760              80,817
  Long-term debt                                                                    92,647              67,647
  Accrued taxes and expenses                                                         4,330               3,701
  Other liabilities                                                                  1,783               2,271
                                                                               -----------         -----------

    Total liabilities                                                              961,335             964,577
                                                                               -----------         -----------

Stockholders' equity:
  Serial preferred stock, $.10 par value, 5,000,000 shares authorized;
    none issued;                                                                        --                  --
  Common stock, 15,000,000 shares authorized;
    $.50 par value, 4,539,648 and 4,534,648 shares issued, respectively              2,270               2,267
  Additional paid-in capital                                                        28,917              28,848
  Retained earnings                                                                 63,648              61,634
                                                                               -----------         -----------
                                                                                    94,835              92,749

  Net unrealized loss on securities available for sale,
   after tax effects                                                                (2,095)               (228)
                                                                               -----------         -----------

    Total stockholders' equity                                                      92,740              92,521
                                                                               -----------         -----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 1,054,075         $ 1,039,098
                                                                               ===========         ===========
See accompanying notes to consolidated financial statements.


                                                       1

                                 MEDFORD SAVINGS BANK
                          CONSOLIDATED STATEMENTS OF INCOME



                                                               Three Months Ended
                                                                   March 31,
                                                             1997             1996
                                                            -------------------------
                                                             (Dollars in thousands
                                                            except per share amounts)
Interest and dividend income:
  Interest and fees on loans                                $ 11,289         $10,823
  Interest on debt securities                                  6,678           5,642
  Dividend income                                                155             162
  Interest on short-term investments                              47             189
                                                            --------         -------

     Total interest and dividend income                       18,169          16,816
                                                            --------         -------

Interest expense:
  Interest on deposits                                         7,438           7,611
  Interest on short-term borrowings                            1,063             613
  Interest on long-term debt                                   1,246             570
                                                            --------         -------

     Total interest expense                                    9,747           8,794
                                                            --------         -------

Net interest income                                            8,422           8,022
Provision for loan losses                                         75              60
                                                            --------         -------

Net interest income, after provision for loan losses           8,347           7,962
                                                            --------         -------

Other income:
  Customer service fees                                          500             549
  Gain on sales of securities, net                               265             183
  Miscellaneous                                                  236             162
                                                            --------         -------

     Total other income                                        1,001             894
                                                            --------         -------

Operating expenses:
  Salaries and employee benefits                               2,565           2,406
  Occupancy and equipment                                        607             509
  Data Processing                                                330             359
  Professional fees                                              109             136
  Amortization of intangibles                                    304             320
  Advertising and marketing                                      143             157
  Other general and administrative                               566             530
                                                            --------         -------

     Total operating expenses                                  4,624           4,417
                                                            --------         -------

Income before income taxes                                     4,724           4,439
Provision for income taxes                                     1,893           1,742
                                                            --------         -------

     Net income                                             $  2,831         $ 2,697
                                                            ========         =======

See accompanying notes to consolidated financial statements.

                                  (continued)

                                          2

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (concluded)

                                                    Three Months Ended
                                                        March 31,
                                                1997                  1996
                                              -------------------------------
                                                  (Dollars in thousands,
                                                 except per share amounts)
Earnings per share:
  Primary                                          $0.60                $0.57
  Fully Diluted                                    $0.60                $0.57

Cash dividends declared per share                  $0.18                $0.17

Weighted average shares outstanding
  Primary                                      4,755,977            4,710,451
  Fully Diluted                                4,755,977            4,712,288

See accompanying notes to consolidated financial statements.

                                                        MEDFORD SAVINGS BANK
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                             THREE MONTHS ENDED MARCH 31, 1997 AND 1996



                                                                                                     Net Unrealized
                                                                    Additional                        Gain (Loss)on
                                                      Common         Paid-in           Retained        Securities
                                                      Stock          Capital           Earnings     Available for Sale      Total
                                                      -----          -------           --------     ------------------      -----
                                                                                     (In thousands)

Balance at December 31, 1996                         $  2,267         $ 28,848         $ 61,634          $(   228)         $ 92,521
Net income                                                 --               --            2,831                               2,831
Issuance of common stock under
       stock option plan and related income
       tax benefits                                         3               69               --                --                72
Cash dividends declared ($.18 per share)                   --               --             (817)               --              (817)
Change in net unrealized gain (loss) on
       securities available for sale, after
       tax effects                                         --               --               --            (1,867)           (1,867)
                                                     --------         --------         --------          --------          --------

Balance at March 31, 1997                            $  2,270         $ 28,917         $ 63,648          $ (2,095)         $ 92,740
                                                     ========         ========         ========          ========          ========

                                                                                                     Net Unrealized
                                                                    Additional                       Gain (Loss) on
                                                      Common         Paid-in           Retained        Securities
                                                      Stock          Capital           Earnings     Available for Sale      Total
                                                      -----          -------           --------     ------------------      -----
                                                                                     (In thousands)

Balance at December 31, 1995                         $  2,212         $ 27,642         $ 54,966          $ (1,256)         $ 86,076
Net income                                                 --               --            2,697                --             2,697
Issuance of common stock under
       stock option plan and related
         income tax benefits                               53            1,058               --                --             1,111
Cash dividends declared ($.17 per share)                   --               --             (770)               --              (770)
Change in net unrealized gain (loss)
       on securities available for sale,
       after tax effects                                   --               --               --            (1,945)           (1,945)
                                                     --------         --------         --------          --------          --------

Balance at March 31, 1996                            $  2,265         $ 28,700         $ 56,893          $   (689)         $ 87,169
                                                     ========         ========         ========          ========          ========

See accompanying notes to consolidated financial statements.

                                                        MEDFORD SAVINGS BANK
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                         Three Months Ended
                                                                                                              March 31,
                                                                                                     1997                    1996
                                                                                                   --------------------------------

                                                                                                            (In thousands)
Cash flows from operating activities:                                                              $   2,831              $   2,697
  Net income
    Adjustments to reconcile net income to net cash provided by operating activities:
          Provisions for loan losses                                                                      75                     60
          Depreciation and amortization, net                                                             401                    524
          Foreclosed real estate losses and provisions, net                                               (1)                    15
          Gain on sales of securities, net                                                              (265)                  (183)
          Decrease (increase) in accrued interest receivable
            and other assets                                                                            (198)                   310
          (Decrease)increase in accrued taxes and expenses
            and other liabilities                                                                        728                   (527)
                                                                                                   ---------              ---------

          Net cash provided by operating activities                                                    3,571                  2,896
                                                                                                   ---------              ---------

Cash flows from investing activities:
  Maturities of investment securities available for sale                                              14,485                  5,450
  Purchases of investment securities available for sale                                              (52,341)               (68,456)
  Sales of investment securities available for sale                                                    7,891                 21,718
  Maturities of investment securities held to maturity                                                11,000                 10,750
  Purchases of investment securities held to maturity
    and FHLBB stock                                                                                     (250)                  (144)
  Principal amortization of mortgage-backed investments                                                1,445                  1,201
  Loans originated and purchased, net of amortization and payoffs                                     (3,108)                 4,855
  Purchases of bank premises and equipment, net                                                          189                    (60)
  Sales of, and principal payments received on,
    foreclosed real estate                                                                               128                     --
                                                                                                   ---------              ---------

          Net cash used in investing activities                                                      (20,561)               (24,686)
                                                                                                   ---------              ---------


                                                             (continued)


See accompanying notes to consolidated financial statements.


                                                                  5

                                                MEDFORD SAVINGS BANK
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      (CONCLUDED)



                                                                                                          Three Months Ended
                                                                                                              March 31,
                                                                                                    1997                      1996
                                                                                                 ---------------------------------

                                                                                                           (In thousands)
Cash Flows from financing activities:
  Net increase in deposits                                                                          6,674                   (1,167)
  Net increase (decrease) in borrowings with maturities of three
    months or less                                                                                (17,057)                   8,206
  Proceeds from short-term borrowings with maturities in
    excess of three months                                                                             --                       --
  Proceeds from long-term debt                                                                     25,000                   15,000
  Issuance of common stock                                                                             26                      585
  Cash dividends paid                                                                              (1,451)                  (1,194)
                                                                                                 --------                  -------

          Net cash provided by financing activities                                                13,192                   23,764
                                                                                                 --------                  -------

Net change in cash and cash equivalents                                                            (3,798)                   1,974

Cash and cash equivalents, beginning
  of period                                                                                        16,429                   28,770
                                                                                                 --------                  -------

Cash and cash equivalents, end of period                                                         $ 12,631                 $ 30,744
                                                                                                 ========                  =======


See accompanying notes to consolidated financial statements.

                                                                  6

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996



NOTE 1.  BASIS OF PRESENTATION

          Certain amounts have been reclassified in the March 31, 1996 financial statements to conform to the 1997 presentation.

          The consolidated interim financial statements of Medford Savings Bank (the "Bank") and subsidiary presented herein are intended to be read in conjunction with the consolidated financial statements presented in its annual report for the year ended December 31, 1996.

          The consolidated financial information for the three months ended March 31, 1997 and 1996 is unaudited; however, in the opinion of management, the consolidated financial information reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation in accordance with generally accepted accounting principles. Interim results are not necessarily indicative of results to be expected for the entire year.

NOTE 2.  STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

          Primary earnings per share computations include common stock and dilutive common stock equivalents attributable to outstanding stock options. Fully diluted earnings per share computations reflect the higher market price of the Bank's common stock at the end of the period, if applicable, and assume further dilution applicable to outstanding stock options.

NOTE 3.  COMMITMENTS

          At March 31, 1997 the Bank had outstanding commitments to originate residential and commercial real estate mortgage loans of approximately $12.6 million which are not reflected on the consolidated balance sheet. Unadvanced construction and commercial loan funds not included in the above amount totaled approximately $7.0 million at March 31, 1997.


                (Remainder of this page intentionally left blank)

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

This Form F-4 contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Bank's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in loan default and charge off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, and changes in the assumptions used in making such forward-looking statements.

Consolidated net income was $2.8 million, or $0.60 per share for the quarter ended March 31, 1997, an increase of 5.0% on a per share basis from $2.7 million or $0.57 per share for the same quarter in 1996. The annualized return on assets was 1.09% and the annualized return on equity was 12.29% for the first three months of 1997.

The improved earnings for the three months ended March 31, 1997 was attributable in part to an increase of $400,000 in net interest income due to higher earning asset levels and an increase in net gains on the sale of securities of $82,000. Partially offsetting this improvement was a $207,000 increase in operating expenses due in large part to increases in salary and benefit costs and depreciation costs associated with the Bank's investment to upgrade technology and systems which was completed in the fourth quarter of 1996. As a percentage of average assets, operating expenses actually declined to 1.78% on an annualized basis from 1.82% experienced in the prior year.

The Bank's provision for loan losses increased to $75,000 for the quarter ended March 31, 1997 from $60,000 for the same prior year quarter. Non-performing assets were $4,745,000 or 0.45% of total assets at March 31, 1997 compared to $5,422,000 or 0.55% of total assets at March 31, 1996. At March 31, 1997, the allowance for loan losses was $6,942,000 which represents approximately 158% coverage of non-accrual loans and 1.22% of total loans.

The Bank had total assets of $1.1 billion, and total deposits of $798.8 million at March 31, 1997 compared to total assets of $1.0 billion, and total deposits of $792.1 million at December 31, 1996. Net loans of $563.6 million at March 31, 1997 increased from $560.9 million at December 31, 1996. Investment securities increased $14.9 million during the period to $439.9 million at March 31, 1997.

Stockholders' equity was $92.7 million at March 31, 1997, representing a book value of $20.43 per share. The Bank's primary capital to assets ratio at March 31, 1997 was 8.80% exceeding all regulatory requirements.

A more detailed discussion and analysis of the Bank's financial condition and results of operations follows.

             (The remainder of this page intentionally left blank.)

INVESTMENT SECURITIES
Investment securities consist of the following:

                                                            March 31,     December 31,
                                                              1997            1996
                                                              ----            ----
                                                                 (In thousands)

Securities available for sale, at fair value                $293,952        $268,379
Securities held to maturity, at amortized cost               139,669         150,591
Restricted equity securities:
     Federal Home Loan Bank stock                              5,132           4,882
     Massachusetts Savings Bank Life Insurance stock           1,114           1,114
                                                            --------        --------
                                                            $439,867        $424,966
                                                            ========        ========


The amortized cost and fair value of investment securities at March 31, 1997, and December 31, 1996 with gross unrealized gains and losses, follows:

                                                       March 31, 1997
                                 -----------------------------------------------------------
                                                   Gross            Gross
                                 Amortized       Unrealized       Unrealized          Fair
                                    Cost           Gains            Losses            Value
                                   --------        --------        --------         --------
                                                         (In thousands)
Securities Available for Sale

Debt securities:

  State and municipal              $     67        $      1        $     --         $     68
  Mortgage - backed                  45,854               1          (1,004)          44,851
  U.S. Government and
    federal agency                   82,358               1          (1,729)          80,630
  Other                             162,399             272          (1,163)         161,508
                                   --------        --------        --------         --------

     Total debt securities          290,678             275          (3,896)         287,057
Marketable equity
    securities                        6,799             376            (280)           6,895
                                   --------        --------        --------         --------
     Total securities
       available for sale          $297,477        $    651        $ (4,176)        $293,952
                                   ========        ========        ========         ========
Securities Held to Maturity

U.S. Government
  and federal agency               $130,934        $    209        $   (645)        $130,498
Other                                 8,735              10             (24)           8,721
                                   --------        --------        --------         --------

Total securities
   held to maturity                $139,669        $    219        $   (669)        $139,219
                                   ========        ========        ========         ========


                                             10

                                                    December 31, 1996
                                 -----------------------------------------------------------
                                                   Gross            Gross
                                 Amortized       Unrealized       Unrealized          Fair
                                    Cost           Gains            Losses            Value
                                   --------        --------        --------         --------
                                                         (In thousands)
Securities Available for Sale

Debt securities:
  State and municipal               $     88        $      1        $     --         $     89
  Mortgage - backed                   28,101              82            (369)          27,814
  U.S. Government and
    federal agency                    83,301             280            (930)          82,651
  Other                              150,774             745            (350)         151,169
                                    --------        --------        --------         --------
     Total debt securities           262,264           1,108          (1,649)         261,723
Marketable equity securities           6,538             236            (118)           6,656
                                    --------        --------        --------         --------
     Total securities
        available for sale          $268,802        $  1,344        $ (1,767)        $268,379
                                    ========        ========        ========         ========

Securities Held to Maturity

U.S. Government
  and federal agency                $141,868        $    522        $   (299)        $142,091
Other                                  8,723              32              --            8,755
                                    --------        --------        --------         --------

Total securities
  held to maturity                  $150,591        $    554        $   (299)        $150,846
                                    ========        ========        ========         ========

The amortized cost and fair value of debt securities by contractual maturity at March 31, 1997 is as follows:

                                                         March 31, 1997
                                    --------------------------------------------------------
                                      Available for Sale                Held to Maturity
                                    ------------------------       -------------------------
                                    Amortized        Fair          Amortized          Fair
                                      Cost           Value            Cost            Value
                                    --------        --------        --------        --------
                                                         (In thousands)

Within 1 year                       $ 52,754        $ 52,968        $ 59,919        $ 60,087
After 1 year through 5 years         192,070         189,238          79,750          79,132
                                    --------        --------        --------        --------
                                     244,824         242,206         139,669         139,219

Mortgage - backed securities          45,854          44,851              --              --
                                    --------        --------        --------        --------
                                    $290,678        $287,057        $139,669        $139,219
                                    ========        ========        ========        ========

                                             11

The amortized cost and fair value of debt securities by contractual maturity at December 31, 1996 is as follows:

                                                        December 31, 1996
                                    --------------------------------------------------------
                                      Available for Sale                Held to Maturity
                                    ------------------------       -------------------------
                                    Amortized        Fair          Amortized          Fair
                                      Cost           Value            Cost            Value
                                    --------        --------        --------        --------
                                                         (In thousands)

Within 1 year                         $ 49,839        $ 50,084        $ 46,871        $ 47,068
After 1 year through 5 years           175,259         174,979         103,720         103,778
After 5 years through 10 years           9,065           8,846              --              --
                                      --------        --------        --------        --------
                                       234,163         233,909         150,591         150,846

Mortgage - backed securities            28,101          27,814              --              --
                                      --------        --------        --------        --------
                                      $262,264        $261,723        $150,591        $150,846
                                      ========        ========        ========        ========

Investment securities increased $14.9 million from $425.0 million at December 31, 1996 to $439.9 million at March 31, 1997. The increase was primarily in mortgage-backed securities and corporate bonds designated as available for sale. The investment in mortgage-backed securities was increased for the purpose of generating a higher yield in the investment portfolio. Borrowings from various sources are utilized to fund investment purchases. At March 31, 1997, the securities portfolio classified as "available for sale" reflects a $3.5 million depreciation in market value as a result of rising interest rates. In accordance with the Bank's asset-liability management strategies, investment securities are generally short-term with maturities of five years or less.



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                                       12

LOANS

     A summary of the Bank's outstanding loan balances follows:

                                        March 31,       December 31,
                                          1997              1996
                                       ---------         ---------
                                              (In thousands)
 Mortgage loans on real estate:
   Residential 1-4 family               $380,695          $380,627
   Commercial                            123,095           123,158
   Construction                           16,348            18,155
   Second mortgages                        1,738             1,928
   Equity lines of credit                 21,094            21,169
                                       ---------         ---------
                                         542,970           545,037

Less: Unadvanced loan funds               (7,001)           (9,436)
                                       ---------         ---------

                                         535,969           535,601
                                       ---------         ---------
Other loans:
   Commercial loans                       12,124            11,014
   Personal loans                          2,176             2,219
   Education and other                    19,327            18,329
                                       ---------         ---------
                                          33,627            31,562
                                       ---------         ---------

Add: Premium on loans acquired               316               354
       Net deferred fees                     677               569
                                       ---------         ---------
Total loans                              570,589           568,086

Less: Allowance for loan losses           (6,942)           (7,231)
                                       ---------         ---------
   Loans, net                           $563,647          $560,855
                                       =========         =========

The Bank's loan portfolio experienced a modest increase during the first three months of 1997 principally in the construction, commercial and education loans. All other loan categories remained stable from December 31, 1996 as new loan originations replaced amortization and payoffs for the period. The Bank continues to experience intense competition for loans within its geographic region.

NON-PERFORMING ASSETS

It is the Bank's general policy to place on non-accrual status all loans when they become 90 days contractually delinquent or the collectability of principal or interest payments becomes doubtful. Interest accrual ceases, and all previously accrued but unpaid interest is reversed when a loan is placed on non-accrual status. Non-performing assets totaled $4.7 million at March 31, 1997, compared with $3.7 million at December 31, 1996.

The principal balance of non-accrual loans was $4.4 million, or 0.42% of total assets, at March 31, 1997, compared to non-accrual loans of $3.4 million or 0.33% of total assets as December 31, 1996. The increase is the result of placing one borrower on non-accrual status as of March 31, 1997. Foreclosed real estate totaled $356,000 at March 31, 1997 compared to $276,000 at December 31, 1996.

In accordance with SFAS No. 114, a loan is considered impaired, when, based on current information and events, it is probable that a borrower will be unable to meet the scheduled payments of principal or interest when due according to the original terms of the contractual loan agreement. It is the Bank's general policy to place impaired loans on non-accrual status when they become 90 days contractually delinquent. The principal balance of impaired loans was $3.6 million all of which were included in the balance of non-accrual loans at March 31, 1997. The loan loss reserve allocated to impaired loans at March 31, 1997 was $751,000.

ALLOWANCE FOR LOAN LOSSES

                                           Three Months Ended
                                        ------------------------
                                        March 31,      March 31,
                                          1997           1996
                                        -------         -------
                                             (In thousands)
Balance at the beginning
   of the period                        $ 7,231         $ 7,466
Provisions                                   75              60
Recoveries                                   28              68
Less: Charge-offs                          (392)           (243)
                                        -------         -------

Balance at the end of the period        $ 6,942         $ 7,351
                                        =======         =======

The allowance for loan losses is established through a provision for loan losses charged through the statement of income. Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based on management's evaluation of the amount required to absorb estimated losses inherent in the loan portfolio after weighing various factors. Among the factors that management considers are the quality of specific loans, risk characteristics of the loan portfolio generally, the level of non-performing loans, current economic conditions, trends in delinquency, and charge-offs, and the value of the underlying collateral. Ultimate loan losses may vary significantly from current estimates.

The allowance for loan losses was $6.9 million at March 31, 1997, a reserve coverage of 158% of non-accrual loans and 1.22% of total loans. At December 31, 1996, the allowance for loan losses was $7.2 million representing a 210.3% reserve coverage of non-accrual loans and 1.27% of total loans.

Management considers the allowance for loan losses to be adequate at March 31, 1997, although there can be no assurance that the allowance is adequate or that additional provisions to the allowance for loan losses will not be necessary.


DEPOSITS

Total deposits increased $6.7 million from December 31, 1996 to $798.8 million at March 31, 1997. The Bank's strategy has been to maintain stable deposit rates and to grow deposit levels through selective core deposit and term deposit promotions. To retain core deposits, the Bank has been promoting the "ComboPlus" account which combines a statement savings and a demand account into one convenient account. This account has contributed to an increase in savings deposits by $5.0 million from December 31, 1996. The Bank put in place a special two-year term certificate promotion during the first quarter of 1997 intended to extend deposit maturities. As a result of this promotion, term certificates increased $6.9 million. Corporate money market deposits increased $1.6 million from December 31, 1996 as the Bank continues to offer competitive rates to attract new corporate accounts. Offsetting the increases in savings, money market and term certificate deposits was a decrease of $2.1 million in NOW accounts and $4.4 million in demand deposit accounts.

The following table indicates the balances in various deposit accounts at the dates indicated.

                                       March 31       December 31
                                         1997            1996
                                       --------        --------
                                             (In thousands)

Demand accounts                        $ 35,679        $ 40,124
NOW accounts                             58,695          60,839
Savings & money market accounts         322,090         315,771
Term certificates                       382,351         375,407
                                       --------        --------
                                       $798,815        $792,141
                                       ========        ========

BORROWED FUNDS

The Bank has selectively engaged in long-term borrowings from the FHLBB to fund loans and has entered into short-term repurchase agreements to fund investment securities purchases. Total borrowed funds increased to $156.4 million at March 31, 1997 from $148.5 million at December 31, 1996, reflecting management's decision to utilize borrowings as a supplement to current deposit activity levels and to increased net interest income. The Bank took advantage of relatively low interest rates to increase long term borrowings which were employed to fund the residential loan portfolio and purchases of mortgage-backed securities.



STOCKHOLDERS' EQUITY

The Bank's capital to assets ratio was 8.80% at March 31, 1997 compared with 8.90% at December 31, 1996.

The FDIC imposes capital guidelines on the Bank. In addition to the capital ratio described above, the guidelines define core or "tier 1" capital and supplementary or "tier 2" capital and assign weights to broad categories of assets and certain off-balance sheet items. Ratios of tier 1 and tier 1 plus tier 2 capital to risk-weighted assets are then calculated. To be considered adequately capitalized, Banks must maintain a tier 1 risk-based capital ratio of 4.00% and a total risk-based capital ratio of 8.00%. At March 31, 1997, the Bank's tier 1 capital to risk-weighted assets was 14.76% and the Bank's tier 1 plus tier 2 capital, or total to risk-weighted assets was 15.93%.

Massachusetts-chartered savings banks insured by the FDIC are required to maintain a leverage capital (tier 1 capital) to assets ratio of 3.00% to 5.00% of total assets, as adjusted, depending on the individual bank's rating. At March 31, 1997, the Bank's leverage capital ratio was 8.41% as defined by the FDIC. As a result of the foregoing leverage and risk-based capital ratios, the Bank is considered "well capitalized" under the FDIC's prompt corrective action guidelines.

Book value at March 31, 1997 was $20.43 per share, compared with $20.40 per share at December 31, 1996.

                              RESULTS OF OPERATIONS
            COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 AND 1996



INTEREST AND DIVIDEND INCOME

Interest and dividend income from loans and investments for the first quarter in 1997 totaled $18.2 million, an increase of $1.4 million or 8.0% when compared to the same prior year quarter. Interest income for the three months ended March 31, 1996 was positively impacted by a $171,000 recovery of commercial real estate loan income on a loan that had been previously charged-off in a prior period. Average earning assets increased $90.7 million when the periods are compared, with $55.3 million of that amount from short and long term investment securities, and $35.4 million in loans. The yield on earning assets decreased to 7.19% for the first quarter in 1997 compared with 7.30% for the same quarter in 1996. The yield on investment securities increased to 6.22% from 6.20%, reflecting the purchase of additional investment securities and reinvestment of matured and sold investment securities at higher yields. Investment securities contributed $887,000 of additional interest and dividend income when comparing the first quarter of 1997 to the same prior year quarter. The increase in average balance on loans more than offset the decline in yield to 7.95% compared with 8.12%, contributing $466,000 of additional interest income on loans. The increase in interest income and average balance is primarily in residential 1-4 family mortgage loans, with a modest increase in commercial and education loans. Excluding the one-time commercial real estate interest income recovery in the first quarter of 1996, interest income on commercial real estate loans decreased $37,000, primarily as a result of a lower average balance. Changes in the mix of earning assets and higher funding costs reduced the net interest margin in the first quarter of 1997 to 3.29% from 3.47% in the same period in 1996.

INTEREST EXPENSE

Total interest expense for the three months ended March 31, 1997 was $9.7 million representing an increase of $953,000 or 10.8% over the same period in 1996. This is principally due to an increase of $80.0 million in average interest bearing liabilities. The average balance in deposits increased $2.6 million, and the average balance in borrowed funds increased $77.4 million. The Bank experienced a downward repricing on term certificates lowering the overall cost of deposits to 3.98% from 4.06% resulting in a savings of interest expense of $173,000 when comparing the first quarter in 1997 to the first quarter in 1996. As short-term borrowings with the FHLBB matured, they were replaced with longer term FHLBB borrowings to fund the growth in the residential loan portfolio. Repurchase agreements at favorable rates were used to fund increases in the investment portfolio. Interest expense on borrowings increased $1.1 million in the first quarter of 1997 when compared to the first quarter in 1996 due principally to the increase in average balance. The overall cost of interest bearing liabilities increased to 4.29% from 4.21% when the periods are compared, resulting in a reduction in the interest rate spread to 2.90% from 3.09%.

                              MEDFORD SAVINGS BANK

                              INTEREST RATE SPREAD



                                                               Three Months Ended
                                                                    March 31,
                                                                    ---------
                                                              1997            1996
                                                             -------         -------

Weighted average yield earned on:

         Short-term investments                                 5.01%           5.35%
         Investment securities                                  6.22            6.20
         Loans                                                  7.95            8.12
                                                             -------         -------

                     All earning assets                         7.19%           7.30%
                                                             -------         -------


Weighted average rate paid on:

         Deposits                                               3.98%           4.06%
         Borrowed funds                                         5.77            5.66
                                                             -------         -------

                     All interest-bearing liabilities           4.29%           4.21%
                                                             -------         -------

Weighted average rate spread                                    2.90%           3.09%
                                                             -------         -------

Net interest margin                                             3.29%           3.47%
                                                             =======         =======


                                         18

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision is determined by management on the basis of many factors including the quality of specific loans, risk characteristics of the loan portfolio generally, the level of non-performing loans, current economic conditions, trends in delinquency and charge-offs, and collateral values of the underlying security. Management considers the allowance for loan losses to be adequate at March 31, 1997, although there can be no assurance that the allowance is adequate or that additional provisions to the allowance for loan losses will not be necessary.

The Bank recorded $75,000 in provisions for loan losses during the three months ended March 31, 1997, up from $60,000 for the comparable prior year period. Net loan charge-offs for the three months ended March 31, 1997 totalled to $364,000 as compared to $175,000 for the same prior year period.

OTHER INCOME

Other income, such as customer service fees and gains and losses on the sale of securities, increased 12.0% to $1.0 million in the first quarter of 1997 as compared to the first quarter of 1996, principally due to an increase in net gains on the sale of securities.

OPERATING EXPENSES

Operating expenses, including the net gain or loss from foreclosed real estate, was $4.6 million for the first quarter of 1997 compared with $4.4 million for the first quarter in 1996. Salary and benefit costs increased 6.6% from one year ago. Other increases include equipment depreciation resulting from the Bank's investment of $1.7 million in new technology in the third quarter of 1996. Despite the increase in operating expenses when comparing the two quarters, the efficiency ratio for the first quarter in 1997 was 47.5%, which is better than the industry average.

                         LIQUIDITY AND CAPITAL RESOURCES

          The Bank's principal sources of funds are customer deposits, amortization and payoff of existing loan principal, and sales or maturities of various investment securities. The Bank is a voluntary member of the FHLBB and as such, may take advantage of the FHLBB's borrowing programs to enhance liquidity and leverage its favorable capital position. The Bank also may draw on lines of credit at the FHLBB and a large commercial bank or pledge U.S. Government securities to borrow from certain investment firms and the Mutual Savings Central Fund of Massachusetts. These various sources of liquidity are used to fund withdrawals, new loans, and investments.

      Management continually seeks to optimize deposit growth while controlling the Bank's cost of funds. Sales oriented programs to attract new depositors and the cross-selling of various products to its existing customer base are currently in place. Management reviews, on an ongoing basis, possible new products, with particular attention to products and services which will aid in retaining the Bank's base of lower-costing deposits.

      Maturities and sales of investment securities provide significant liquidity to the Bank. The Bank's policy of purchasing debt instruments maturing in five years or less reduces market risk in the bond portfolio while providing significant cash flow. For the three months ended March 31, 1997 cash flow from maturities and sales of securities was $33.4 million compared to cash flow from maturities and sales of securities of $37.9 million for the three months ended March 31, 1996. Principal payments on mortgage-backed investments during the three months ended March 31, 1997 and 1996 totalled $1.4 million and $1.2 million, respectively. During periods of high interest rates or active mortgage origination, maturities in the bond portfolio have provided significant liquidity at a lower cost than borrowings.

      Amortization and pay-offs of the loan portfolio contribute significant liquidity to the Bank. Traditionally, the amortization and payoffs have been reinvested into loans. When payoff rates exceed origination rates, excess liquidity from loan payoffs is shifted into the investment portfolio.

      The Bank also uses borrowed funds as a source of liquidity. These borrowings generally contribute toward funding over-all loan growth. At March 31, 1997 the Bank's outstanding borrowings from the FHLBB were $97.6 million, as compared to $67.1 million at March 31, 1996. The Bank also utilizes repurchase agreements as a source of funding when management deems market conditions to be conducive to such activities. The balance in repurchase agreements at March 31, 1997 was $57.2 million, as compared to $28.5 million at March 31, 1996.

      Commitments to originate residential and commercial real estate mortgage loans at March 31, 1997 excluding unadvanced construction funds of $7.0 million, was $12.6 million. Management believes that adequate liquidity is available to fund loan commitments utilizing deposits, loan amortization, maturities of securities, or borrowings.

                         LIQUIDITY AND CAPITAL RESOURCES
                                   (CONTINUED)


      Purchases of securities during the three months ended March 31, 1997 totalled $52.6 million consisting of debt instruments maturing in less than five years and equities. This compares with purchases of $68.6 million for the three months ended March 31, 1996.

      Residential and commercial real estate mortgage loan origination for the three months ended March 31, 1997 totalled $13.5 million, compared with $11.6 million for the three months ended March 31, 1996.

      The Bank's capital position (total stockholders' equity) was $92.7 million or 8.80% of total assets at March 31, 1997 compared with $92.5 million or 8.90% of total assets at December 31, 1996. The Bank's capital position exceeds all regulatory requirements.


             (The remainder of this page intentionally left blank.)

                           ASSET-LIABILITY MANAGEMENT

      Through the Bank's Asset-Liability Management Committee ("ALCO"), which is comprised of certain senior and middle management personnel, the Bank monitors the level and general mix of interest rate-sensitive assets and liabilities. The primary objective of the Bank's ALCO program is to manage the assets and liabilities of the Bank to provide for optimum profitability and capital at prudent levels of liquidity and interest rate, credit, and market risk.

      It is ALCO's general policy to closely match the maturity or rate sensitivity of its assets and liabilities. In accordance with this policy, certain strategies have been implemented to improve the match between interest rate sensitive assets and liabilities. These strategies include, but are not limited to: daily monitoring of the Bank's changing cash requirements, with particular concentration on investment in short term securities; originating adjustable and fixed rate mortgage loans for the Bank's own portfolio; managing the cost and structure of deposits; and generally using matched borrowings to fund specific purchases of loan packages and large loan origination. Occasionally, management may choose to deviate from specific matching of maturities of assets and liabilities, if an attractive opportunity to enhance yields becomes available.

      The Bank actively manages its liability portfolio in order to effectively plan and manage growth and maturities of deposits. Management recognizes the need for strict attention to all deposits. Accordingly, plans for growth of all deposit types are reviewed regularly. Programs are in place which are designed to build multiple relationships with customers and to enhance the Bank's ability to retain deposits at controlled rates of interest, and management has adopted a policy of reviewing interest rates on an ongoing basis on all deposit accounts, in order to control deposit growth and interest costs.

      In addition to attracting deposits, the Bank has selectively borrowed funds using advances from the FHLBB and upon occasion, reverse repurchase agreements. These funds have generally been used to purchase loans typically having a matched repricing date.

                               IMPACT OF INFLATION

      The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all assets of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                                   SIGNATURES



      Under to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be on its behalf signed by the undersigned thereunto duly authorized.



                              MEDFORD SAVINGS BANK



Date:   May 9, 1997


        /s/ Arthur H. Meehan
        ------------------------------------------------
        Arthur H. Meehan
           Chairman/President/CEO



Date:   May 9, 1997


        /s/ Phillip W. Wong
        -------------------------------------------------
        Phillip W. Wong
        Senior Vice President and Chief Financial Officer